Exhibit 8.2

October 17, 2007

Marathon Oil Corporation

5555 San Felipe Road

Houston, Texas 77056-2723

Ladies and Gentlemen:

We have acted as special federal tax counsel to Marathon Oil Corporation, a Delaware corporation (“Marathon”), in connection with the registration of up to 5,507,171 shares of common stock, par value $1.00 per share (“Common Stock”), of Marathon that may be issued in exchange for, or upon retraction or redemption of, the exchangeable shares of 1339971 Alberta Ltd., an indirect subsidiary of Marathon. In connection with our representation, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Exchangeable Shares Provisions of 1339971 Alberta Ltd., (b) the Registration Statement on Form S-3 filed by Marathon with the Securities and Exchange Commission for the registration of the Common Stock under the Securities Act of 1933, as amended (“Registration Statement”), and (c) the prospectus dated October 17, 2007 (“Prospectus”) included in the Registration Statement. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Prospectus.

Based on the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, we hereby confirm that the discussion set forth in the Prospectus under the caption “United States Federal Income Tax Considerations To Non-U.S. Holders,” insofar as such statements purport to constitute summaries of the United States federal income tax law regulations or legal conclusions with respect thereto, constitute, in all material respects, an accurate summary of the matters discussed therein.

We express no opinion with respect to the transactions referred to herein and in the Prospectus other than as expressly set forth herein. Our opinion is not binding on the Internal Revenue Service or a court and there can be no assurance that the Internal Revenue Service will not take a position contrary to those stated in our opinion or, if litigated, a court would agree with our opinion. Our opinion is limited to the United States federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences. We do not express any opinion concerning any laws other than the federal income tax laws of the United States.

Miller & Chevalier Chartered

655 Fifteenth Street, N.W., Suit 900 • Washington, D.C. 20005-5701 • 202-626-5800 • 202-626-5801 FAX • millerchevalier.com

Marathon Oil Corporation

October 17, 2007

Our opinion is based on the Internal Revenue Code, Treasury Department regulations promulgated thereunder, administrative positions of the Internal Revenue Service, and judicial decisions, all as in effect on the date hereof and all of which are subject to change, either prospectively or retroactively. Consequentially, future changes in the law may cause the tax treatment of the transactions referred to herein to be materially different from that described above.

We know that we are referred to under the heading “Legal Matters” in the Prospectus, and we hereby consent to such use of our name therein and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Miller & Chevalier Chartered